Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION
OF
ATYR PHARMA, INC.

aTyr Pharma, Inc. (the “Corporation”), a corporation organized and existing under the laws of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: That the name of the Corporation is aTyr Pharma, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware was September 8, 2005.

SECOND: That the Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, duly adopted resolutions approving the following amendment of the Corporation’s Restated Certificate of Incorporation, as amended (the “Charter”), declaring said amendment to be advisable and providing for such consideration of such amendment at the Corporation’s special meeting of the stockholders:

The first two paragraphs of Article IV of the Charter are hereby amended and restated to read in their entirety as follows:

The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Forty-Seven Million Two Hundred Eighty-Five Thousand Four Hundred Fifty-Six (347,285,456), of which (i) Three Hundred and Forty Million (340,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Seven Million Two Hundred Eighty-Five Thousand Four Hundred Fifty Six (7,285,456) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 72,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), 15,957 shares are designated Series C Convertible Preferred Stock (“Series C Preferred Stock”), 2,197,499 shares are designated Series D Convertible Preferred Stock (“Series D Preferred Stock”, and together with the Series B Preferred Stock and Series C Preferred Stock, the “Designated Preferred Stock”), and Five Million (5,000,000) shares shall be undesignated preferred stock (the “Undesignated Preferred Stock”).

Effective as of 5:00 p.m., Eastern Time, on October 28, 2026 (the “Effective Time”), each forty (40) shares of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without further action on the part of the Corporation or any holder of such Common Stock, be combined and converted into one (1) share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall be entitled to the rounding up of the fractional shares to a full share. Each certificate or book-entry position that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book-entry position shall have been combined, subject to the treatment of fractional shares as described above. The Reverse Stock Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of post-Reverse Stock Split Common Stock resulting from the Reverse Stock Split and held by a single record holder shall be aggregated.

Exhibit 3.1

THIRD: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Company for their approval and was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL.

[Signature Page Follows]

Exhibit 3.1

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 27th day of October, 2026.

By:	/s/ Sanjay S. Shukla, M.D., M.S.
Sanjay S. Shukla, M.D., M.S.
President and Chief Executive Officer